Exhibit 99.1

Regional Management Corp. Announces First Quarter 2023 Results

- Net income of $8.7 million and diluted earnings per share of $0.90 -

- 30+ day contractual delinquencies of 7.2% as of March 31, 2023 -

- Continued early indications of improved credit performance in the first quarter -

Greenville, South Carolina – May 3, 2023 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the first quarter ended March 31, 2023.

“We had a strong start to 2023, as our team skillfully navigated a challenging economic environment,” said Robert W. Beck, President and Chief Executive Officer of Regional

Management Corp. “We earned $8.7 million of net income and $0.90 of diluted EPS in the first quarter by maintaining our focus on portfolio quality, expense management, and strong execution of our core business. Due to our conservative underwriting and first quarter seasonality, we liquidated our portfolio by $23 million in the quarter, intentionally slowing our year-over-year portfolio growth rate to 16%. In this macroeconomic environment, we continue to be comfortable trading loan growth for credit quality, but we are well-positioned to lean back into growth when warranted by the economic conditions and overall performance of our portfolio.”

“Our tightening actions over the past several quarters have improved our credit profile, which has benefited early-stage delinquencies,” added Mr. Beck. “We continued to see significant improvements in first payment default rates in the first quarter compared to the same period in 2019. In addition, the delinquency rate of accounts 1 to 59 days past due was 8.6% at the end of the first quarter, a 230 basis point improvement from year-end and 270 basis points better than the first quarter of 2019. Our 30+ day delinquency rate at the end of the first quarter was 7.2%, up 10 basis points from the end of the year and only 30 basis points, or 4%, higher than the first quarter of 2019. After adjusting for our fourth quarter non-performing loan sale, our first quarter 30+ day delinquency rate was 80 basis points better compared to year-end. We are encouraged by the green shoots that we are observing in our early delinquency buckets and the performance of our more recent loan vintages.”

“Looking ahead, we are optimistic that tightened underwriting, a declining inflation rate, and continued strength in the labor market, particularly for our customer base, will drive further credit improvement in our portfolio,” continued Mr. Beck. “We remain focused on strong execution of our core business, including originating high-quality loans within our tightened credit box, closely managing expenses, and maintaining a strong balance sheet. This straightforward approach allows us to concentrate our efforts on the key drivers of our results. At the same time, we are continuing to advance our long-term strategies of geographic expansion and key investments in technology, digital initiatives, and data and analytics. We expect to emerge from this economic cycle as a stronger company with a larger, higher-quality portfolio and improved operating efficiencies, well-positioned to deliver attractive returns to our shareholders.”

Adjusted 30+ day delinquency is a non-GAAP measure. Please refer to the reconciliations of non-GAAP measures to comparable GAAP measures included at the end of this press release.

First Quarter 2023 Highlights

•
Net income for the first quarter of 2023 was $8.7 million and diluted earnings per share was $0.90.

•
Net finance receivables as of March 31, 2023 were $1.7 billion, an increase of $230.2 million, or 15.9%, from the prior-year period.

- Large loan net finance receivables of $1.2 billion increased $214.6 million, or 21.5%, from the prior-year period and represented 72.3% of the total loan portfolio, compared to 69.0% in the prior-year period.

- Small loan net finance receivables were $456.3 million, an increase of 4.1% from the prior-year period.

- Total loan originations were $303.2 million in the first quarter of 2023, a decrease of $22.8 million, or 7.0%, from the prior-year period.

•
Total revenue for the first quarter of 2023 was $135.4 million, an increase of $14.5 million, or 12.0%, from the prior-year period.

- Interest and fee income increased $12.8 million, or 11.9%, primarily due to higher average net finance receivables.

- Insurance income, net increased $0.4 million, or 3.9%, driven by portfolio growth.

•
Provision for credit losses for the first quarter of 2023 was $47.7 million, an increase of $16.8 million, or 54.5%, from the prior-year period.

- Annualized net credit losses as a percentage of average net finance receivables for the first quarter of 2023 were 10.1%, compared to 8.7% in the prior-year period.

- The provision for credit losses for the first quarter of 2023 included incremental reserves of $5.0 million primarily related to the composition of the portfolio as compared to the fourth quarter of 2022, which included our non-performing loan sale, partially offset by portfolio liquidation.

- Allowance for credit losses was $183.8 million as of March 31, 2023.

•
As of March 31, 2023, 30+ day contractual delinquencies totaled $121.2 million, or 7.2% of net finance receivables, an increase of 10 basis points compared to December 31, 2022. On a non-GAAP basis, adjusting for the fourth quarter non-performing loan sale, the first quarter 30+ day contractual delinquency rate improved 80 basis points from December 31, 2022. The 30+ day contractual delinquency compares favorably to the company’s $183.8 million allowance for credit losses as of March 31, 2023.

•
General and administrative expenses for the first quarter of 2023 were $59.3 million, an increase of $4.2 million, or 7.7%, from the prior-year period.

•
The operating expense ratio (annualized general and administrative expenses as a percentage of average net finance receivables) for the first quarter of 2023 was 14.0%, a 140 basis point improvement compared to the prior-year period.

•
Interest expense for the first quarter of 2023 was $16.8 million, an increase of $16.8 million from the prior-year period, primarily due to a $10.2 million mark-to-market benefit to interest expense from interest rate caps in the prior-year period.

•
The company expanded its operations to the state of Arizona in March.

Second Quarter 2023 Dividend

The company’s Board of Directors has declared a dividend of $0.30 per common share for the second quarter of 2023. The dividend will be paid on June 14, 2023 to shareholders of record as of the close of business on May 24, 2023. The declaration and payment of any future dividend is subject to the discretion of the Board of Directors and will depend on a variety of factors, including the company’s financial condition and results of operations.

Liquidity and Capital Resources

As of March 31, 2023, the company had net finance receivables of $1.7 billion and debt of $1.3 billion. The debt consisted of:

•
$105.3 million on the company’s $420 million senior revolving credit facility,
•
$35.2 million on the company’s aggregate $300 million revolving warehouse credit facilities, and

•
$1.2 billion through the company’s asset-backed securitizations.

As of March 31, 2023, the company’s unused capacity to fund future growth on its revolving credit facilities (subject to the borrowing base) was $581 million, or 80.6%, and the company had available liquidity of $182.0 million, including unrestricted cash on hand and immediate availability to draw down cash from its revolving credit facilities. As of March 31, 2023, the company’s fixed-rate debt as a percentage of total debt was 89%, with a weighted-average coupon of 3.6% and a weighted-average revolving duration of 1.8 years.

The company had a funded debt-to-equity ratio of 4.2 to 1.0 and a stockholders’ equity ratio of 18.6%, each as of March 31, 2023. On a non-GAAP basis, the company had a funded debt-to-tangible equity ratio of 4.4 to 1.0, as of March 31, 2023. Please refer to the reconciliations of non-GAAP measures to comparable GAAP measures included at the end of this press release.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 327-6837 (toll-free) or (631) 891-4304 (direct). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will be available on Regional’s website at www.RegionalManagement.com.

A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” online and in branch locations in 19 states across the United States. Most of its loan products are secured, and each is structured on a fixed-rate, fixed-term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally managed direct mail campaigns, digital partners, and its consumer website. For more information, please visit www.RegionalManagement.com.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent Regional Management Corp.’s expectations or beliefs concerning future events. Forward-looking statements include, without limitation, statements concerning financial outlooks or future plans, objectives, goals, projections, strategies, events, or performance, and underlying assumptions and other statements related thereto. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements speak only as of the date on which they were made and are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. As a result, actual performance and results may differ materially from those contemplated by these forward-looking statements. Therefore, investors should not place undue reliance on forward-looking statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in forward-looking statements include, but are not limited to, the following: managing growth effectively, implementing Regional Management’s growth strategy, and opening new branches as planned; Regional Management’s convenience check strategy; Regional Management’s policies and procedures for underwriting, processing, and servicing loans; Regional Management’s ability to collect on its loan portfolio; Regional Management’s insurance operations; exposure to credit risk and repayment risk, which risks may increase in light of adverse or recessionary economic conditions; the implementation of evolving underwriting models and processes, including as to the effectiveness of Regional Management's custom scorecards; changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; the geographic concentration of Regional Management’s loan portfolio; the failure of third-party service providers, including those providing information technology products; changes in economic conditions in the markets Regional Management serves, including levels of unemployment and bankruptcies; the ability to achieve successful acquisitions and strategic alliances; the ability to make technological improvements as quickly as competitors; security breaches, cyber-attacks, failures in information systems, or fraudulent activity; the ability to originate loans; reliance on information technology resources and providers, including the risk of prolonged system outages; changes in current revenue and expense trends, including trends affecting delinquencies and credit losses; any future public health crises (including the resurgence of COVID-19), including the impact of such crisis on our operations and financial condition; changes in operating and administrative expenses; the departure, transition, or replacement of key personnel; the ability to timely and effectively implement, transition to, and maintain the necessary information technology systems, infrastructure, processes, and controls to support Regional Management’s operations and initiatives; changes in interest rates; existing sources of liquidity may become insufficient or access to these sources may become unexpectedly restricted; exposure to financial risk due to asset-backed securitization transactions; risks related to regulation and legal proceedings, including changes in laws or regulations or in the interpretation or enforcement of laws or regulations; changes in accounting standards, rules, and interpretations and the failure of related assumptions and estimates; the impact of changes in tax laws and guidance, including the timing and amount of revenues that may be recognized; risks related to the ownership of Regional Management’s common stock, including volatility in the market price of shares of Regional Management’s common stock; the timing and amount of future cash dividend payments; and anti-takeover provisions in Regional Management’s charter documents and applicable state law.

The foregoing factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments, or otherwise, except as required by law. Regional Management is not responsible for changes made to this document by wire services or Internet services.

Contact

Investor Relations

Garrett Edson, (203) 682-8331

investor.relations@regionalmanagement.com

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(dollars in thousands, except per share amounts)

			Better (Worse)
	1Q 23	1Q 22	$	%
Revenue
Interest and fee income	$120,407	$107,631	$12,776	11.9%
Insurance income, net	10,959	10,544	415	3.9%
Other income	4,012	2,673	1,339	50.1%
Total revenue	135,378	120,848	14,530	12.0%

Expenses
Provision for credit losses	47,668	30,858	(16,810)	(54.5)%

Personnel	38,597	35,654	(2,943)	(8.3)%
Occupancy	6,288	5,808	(480)	(8.3)%
Marketing	3,379	3,091	(288)	(9.3)%
Other	11,059	10,547	(512)	(4.9)%
Total general and administrative	59,323	55,100	(4,223)	(7.7)%

Interest expense	16,782	(59)	(16,841)	NM
Income before income taxes	11,605	34,949	(23,344)	(66.8)%
Income taxes	2,916	8,166	5,250	64.3%
Net income	$8,689	$26,783	$(18,094)	(67.6)%
Net income per common share:
Basic	$0.93	$2.81	$(1.88)	(66.9)%
Diluted	$0.90	$2.67	$(1.77)	(66.3)%
Weighted-average common shares outstanding:
Basic	9,325	9,533	208	2.2%
Diluted	9,622	10,022	400	4.0%
Return on average assets (annualized)	2.0%	7.3%
Return on average equity (annualized)	11.0%	36.7%

NM - Not Meaningful

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(dollars in thousands, except par value amounts)

			Increase (Decrease)
	1Q 23	1Q 22	$	%
Assets
Cash	$7,108	$17,635	$(10,527)	(59.7)%
Net finance receivables	1,676,230	1,446,071	230,159	15.9%
Unearned insurance premiums	(49,126)	(47,075)	(2,051)	(4.4)%
Allowance for credit losses	(183,800)	(158,800)	(25,000)	(15.7)%
Net finance receivables, less unearned insurance premiums and allowance for credit losses	1,443,304	1,240,196	203,108	16.4%
Restricted cash	127,178	138,919	(11,741)	(8.5)%
Lease assets	34,507	28,087	6,420	22.9%
Restricted available-for-sale investments	22,489	—	22,489	100.0%
Property and equipment	14,999	13,036	1,963	15.1%
Deferred tax assets, net	14,690	18,093	(3,403)	(18.8)%
Intangible assets	12,972	9,475	3,497	36.9%
Other assets	23,867	32,230	(8,363)	(25.9)%
Total assets	$1,701,114	$1,497,671	$203,443	13.6%
Liabilities and Stockholders’ Equity
Liabilities:
Debt	$1,329,677	$1,134,377	$195,300	17.2%
Unamortized debt issuance costs	(8,215)	(12,001)	3,786	31.5%
Net debt	1,321,462	1,122,376	199,086	17.7%
Lease liabilities	36,905	30,251	6,654	22.0%
Accounts payable and accrued expenses	26,054	46,302	(20,248)	(43.7)%
Total liabilities	1,384,421	1,198,929	185,492	15.5%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, none issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 14,385 shares issued and 9,578 shares outstanding at March 31, 2023 and 14,360 shares issued and 9,806 shares outstanding at March 31, 2022)	1,438	1,436	2	0.1%
Additional paid-in capital	114,452	105,989	8,463	8.0%
Retained earnings	351,324	329,878	21,446	6.5%
Accumulated other comprehensive loss	(378)	—	(378)	(100.0)%
Treasury stock (4,807 shares at March 31, 2023 and 4,554 shares at March 31, 2022)	(150,143)	(138,561)	(11,582)	(8.4)%
Total stockholders’ equity	316,693	298,742	17,951	6.0%
Total liabilities and stockholders’ equity	$1,701,114	$1,497,671	$203,443	13.6%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(dollars in thousands, except per share amounts)

	Net Finance Receivables by Product
	1Q 23	4Q 22	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	1Q 22	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$456,313	$481,605	$(25,292)	(5.3)%	$438,153	$18,160	4.1%
Large loans	1,211,836	1,208,185	3,651	0.3%	997,226	214,610	21.5%
Retail loans	8,081	9,603	(1,522)	(15.8)%	10,692	(2,611)	(24.4)%
Total net finance receivables	$1,676,230	$1,699,393	$(23,163)	(1.4)%	$1,446,071	$230,159	15.9%
Number of branches at period end	344	345	(1)	(0.3)%	354	(10)	(2.8)%
Net finance receivables per branch	$4,873	$4,926	$(53)	(1.1)%	$4,085	$788	19.3%

	Averages and Yields
	1Q 23		4Q 22		1Q 22
	Average Net Finance Receivables	Average Yield (1)	Average Net Finance Receivables	Average Yield (1)	Average Net Finance Receivables	Average Yield (1)
Small loans	$467,851	35.0%	$479,777	33.5%	$440,936	36.0%
Large loans	1,215,547	26.0%	1,155,629	26.6%	982,881	27.5%
Retail loans	8,954	18.6%	10,563	16.3%	10,620	18.4%
Total interest and fee yield	$1,692,352	28.5%	$1,645,969	28.5%	$1,434,437	30.0%
Total revenue yield	$1,692,352	32.0%	$1,645,969	32.1%	$1,434,437	33.7%

(1) Annualized interest and fee income as a percentage of average net finance receivables.

	Components of Increase in Interest and Fee Income
	1Q 23 Compared to 1Q 22
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Small loans	$2,421	$(1,034)	$(63)	$1,324
Large loans	15,975	(3,600)	(852)	11,523
Retail loans	(77)	7	(1)	(71)
Product mix	1,033	(947)	(86)	—
Total increase in interest and fee income	$19,352	$(5,574)	$(1,002)	$12,776

	Loans Originated (1)
	1Q 23	4Q 22	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	1Q 22	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$109,484	$171,511	$(62,027)	(36.2)%	$137,131	$(27,647)	(20.2)%
Large loans	193,571	297,447	(103,876)	(34.9)%	186,279	7,292	3.9%
Retail loans	146	1,390	(1,244)	(89.5)%	2,590	(2,444)	(94.4)%
Total loans originated	$303,201	$470,348	$(167,147)	(35.5)%	$326,000	$(22,799)	(7.0)%

(1) Represents the principal balance of loan originations and refinancings.

	Other Key Metrics
	1Q 23	4Q 22	1Q 22
Net credit losses	$42,668	$61,786	$31,358
Percentage of average net finance receivables (annualized)	10.1%	15.0%	8.7%
Provision for credit losses	$47,668	$60,786	$30,858
Percentage of average net finance receivables (annualized)	11.3%	14.8%	8.6%
Percentage of total revenue	35.2%	46.0%	25.5%
General and administrative expenses	$59,323	$55,143	$55,100
Percentage of average net finance receivables (annualized)	14.0%	13.4%	15.4%
Percentage of total revenue	43.8%	41.8%	45.6%
Same store results (1):
Net finance receivables at period-end	$1,619,407	$1,625,008	$1,406,904
Net finance receivable growth rate	12.3%	14.8%	27.3%
Number of branches in calculation	325	320	331

(1) Same store sales reflect the change in year-over-year sales for the comparable branch base. The comparable branch base includes those branches open for at least one year.

	Contractual Delinquency by Aging
	1Q 23		4Q 22		1Q 22
Allowance for credit losses	$183,800	11.0%	$178,800	10.5%	$158,800	11.0%
Current	1,438,354	85.8%	1,431,502	84.2%	1,268,367	87.7%
1 to 29 days past due	116,723	7.0%	148,048	8.7%	95,689	6.6%
Delinquent accounts:
30 to 59 days	27,428	1.6%	36,208	2.2%	19,818	1.4%
60 to 89 days	25,178	1.5%	31,352	1.8%	16,390	1.1%
90 to 119 days	23,148	1.4%	24,293	1.4%	15,636	1.1%
120 to 149 days	22,263	1.3%	16,257	1.0%	15,322	1.1%
150 to 179 days	23,136	1.4%	11,733	0.7%	14,849	1.0%
Total contractual delinquency	$121,153	7.2%	$119,843	7.1%	$82,015	5.7%
Total net finance receivables	$1,676,230	100.0%	$1,699,393	100.0%	$1,446,071	100.0%
1 day and over past due	$237,876	14.2%	$267,891	15.8%	$177,704	12.3%

	Contractual Delinquency by Product
	1Q 23		4Q 22		1Q 22
Small loans	$45,600	10.0%	$43,703	9.1%	$34,861	8.0%
Large loans	74,606	6.2%	75,349	6.2%	46,375	4.7%
Retail loans	947	11.7%	791	8.2%	779	7.3%
Total contractual delinquency	$121,153	7.2%	$119,843	7.1%	$82,015	5.7%

	Income Statement Quarterly Trend
	1Q 22	2Q 22	3Q 22	4Q 22	1Q 23	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$107,631	$109,771	$116,020	$117,432	$120,407	$2,975	$12,776
Insurance income, net	10,544	10,220	11,987	10,751	10,959	208	415
Other income	2,673	2,880	3,445	3,833	4,012	179	1,339
Total revenue	120,848	122,871	131,452	132,016	135,378	3,362	14,530
Expenses
Provision for credit losses	30,858	45,400	48,071	60,786	47,668	13,118	(16,810)
Personnel	35,654	33,941	36,979	34,669	38,597	(3,928)	(2,943)
Occupancy	5,808	6,156	5,848	5,997	6,288	(291)	(480)
Marketing	3,091	4,108	3,940	4,239	3,379	860	(288)
Other	10,547	9,916	11,397	10,238	11,059	(821)	(512)
Total general and administrative	55,100	54,121	58,164	55,143	59,323	(4,180)	(4,223)
Interest expense	(59)	7,564	11,863	14,855	16,782	(1,927)	(16,841)
Income before income taxes	34,949	15,786	13,354	1,232	11,605	10,373	(23,344)
Income taxes	8,166	3,804	3,286	(1,159)	2,916	(4,075)	5,250
Net income	$26,783	$11,982	$10,068	$2,391	$8,689	$6,298	$(18,094)
Net income per common share:
Basic	$2.81	$1.29	$1.09	$0.26	$0.93	$0.67	$(1.88)
Diluted	$2.67	$1.24	$1.06	$0.25	$0.90	$0.65	$(1.77)
Weighted-average shares outstanding:
Basic	9,533	9,261	9,195	9,199	9,325	(126)	208
Diluted	10,022	9,669	9,526	9,411	9,622	(211)	400

	Balance Sheet Quarterly Trend
	1Q 22	2Q 22	3Q 22	4Q 22	1Q 23	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$1,497,671	$1,547,944	$1,606,550	$1,724,987	$1,701,114	$(23,873)	$203,443
Net finance receivables	$1,446,071	$1,525,659	$1,607,598	$1,699,393	$1,676,230	$(23,163)	$230,159
Allowance for credit losses	$158,800	$167,500	$179,800	$178,800	$183,800	$5,000	$25,000
Debt	$1,134,377	$1,194,570	$1,241,039	$1,355,359	$1,329,677	$(25,682)	$195,300

	Other Key Metrics Quarterly Trend
	1Q 22	2Q 22	3Q 22	4Q 22	1Q 23	QoQ Inc (Dec)	YoY Inc (Dec)
Interest and fee yield (annualized)	30.0%	29.8%	29.6%	28.5%	28.5%	—	(1.5)%
Efficiency ratio (1)	45.6%	44.0%	44.2%	41.8%	43.8%	2.0%	(1.8)%
Operating expense ratio (2)	15.4%	14.7%	14.9%	13.4%	14.0%	0.6%	(1.4)%
30+ contractual delinquency	5.7%	6.2%	7.2%	7.1%	7.2%	0.1%	1.5%
Net credit loss ratio (3)	8.7%	10.0%	9.1%	15.0%	10.1%	(4.9)%	1.4%
Book value per share	$30.47	$31.15	$32.18	$32.41	$33.06	$0.65	$2.59

(1) General and administrative expenses as a percentage of total revenue.

(2) Annualized general and administrative expenses as a percentage of average net finance receivables.

(3) Annualized net credit losses as a percentage of average net finance receivables.

Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The company’s management utilizes non-GAAP measures as additional metrics to aid in, and enhance, its understanding of the company’s financial results. Tangible equity and the funded debt-to-tangible equity ratio are non-GAAP measures that adjust GAAP measures to exclude intangible assets. Management uses these equity measures to evaluate and manage the company’s capital and leverage position. The company also believes that these equity measures are commonly used in the financial services industry and provide useful information to users of the company’s financial statements in the evaluation of its capital and leverage position. Adjusted delinquency and adjusted delinquency rate are non-GAAP measures that adjust GAAP measures to exclude the impacts of the non-performing loan sale. Management uses these adjusted measures to evaluate and manage the company's performance by excluding certain material items that may not be representative of the company's financial results. As a result, the company also believes that these adjusted measures will aid users of its financial statements in the evaluation of its operating performance.

This non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, the company’s non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following tables provide a reconciliation of GAAP measures to non-GAAP measures.

	1Q 23
Debt	$1,329,677
Total stockholders' equity	316,693
Less: Intangible assets	12,972
Tangible equity (non-GAAP)	$303,721
Funded debt-to-equity ratio	4.2	x
Funded debt-to-tangible equity ratio (non-GAAP)	4.4	x

	4Q 22 Non-GAAP Reconciliation
	GAAP	Adjustments	Non-GAAP
30+ day contractual delinquency ($) (1)	$119,843	$17,454	$137,297
Net finance receivables (2)	$1,699,393	$17,454	$1,716,847
30+ day contractual delinquency (%) (1)	7.1%	0.9%	8.0%

(1) 30+ day contractual delinquency adjustments (in dollars and percentage) include delinquencies pertaining to the non-performing loan sale.

(2) Net finance receivables adjustments include delinquent receivables pertaining to the non-performing loan sale.